Fund Name	Select BlackRock Global Allocation Fund
Series Number	(Series 42)
Name of Affiliate member of underwriting or selling syndicate	PNC Capital Markets LLC

(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public,	Yes
(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940,
(C) if Eligible Municipal Securities,
(D) if Securities sold in an Eligible Foreign Offering,
(E) if Securities sold in an Eligible Rule 144A Offering

Issuer/Name of Security	CITIGROUP INC
Description of Security	BND/CORP

Date Purchased	03/13/15

Underwriter(s) from whom purchased	CITIGROUP GLOBAL MARKETS INC.

Syndicate Member(s)	Citigroup Global Markets Inc.
Banca IMI S.p.A.*
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Natixis Securities Americas LLC
RBS Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
ABN AMRO Securities (USA) LLC
ANZ Securities, Inc.
BB&T Capital Markets
a division of BB&T Securities, LLC
BBVA Securities Inc.
BMO Capital Markets Corp.
C.L. King & Associates, Inc.
CAVU Securities, LLC
CIBC World Markets Corp.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Imperial Capital, LLC
Lloyds Securities Inc.
Macquarie Capital (USA) Inc.
MFR Securities, Inc.
Mischler Financial Group, Inc.
National Bank of Canada Financial Inc.
Nomura Securities International, Inc.
Nykredit Bank A/S
PNC Capital Markets LLC
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
Siebert Brandford Shank & Co., L.L.C.
SunTrust Robinson Humphrey, Inc.
Telsey Advisory Group LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

Aggregate Principal amount or Number of Shares	674,000
Aggregate Purchase Price	$674,000.00
Aggregate principal amount of such class of securities being offered	$1,477,500,000.00

Purchase Price per Unit	$100.00

Date First Offered:	03/13/15
Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.	$100.00
Commission, spread or profit (%)	1.50%, $22,500,000

The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:
The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.
The underwriting was a Firm Commitment Underwriting:
The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period
For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.

For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO  or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the

The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of  (X) or (Y).

No Affiliated Underwriter was a direct or indirect participant in the sale.
Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.